Exhibit 3.1

                            ARTICLES OF INCORPORATION

                                       OF
                      Pierce International Discovery, Inc.

     The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

                                    Article I
                                      Name

     The name of the corporation is Pierce International Discover, Inc.

                                   Article II
                                    Duration

     The duration of the corporation is perpetual.

                                   Article III
                                    Purposes

     The purposes for which this corporation is organized are:

     Section 1. To engage in any lawful business or activity which may be conducted under the laws of the State of Nevada or any other state or nation wherein this corporation shall be authorized to transact business.

     Section 2. To purpose or otherwise acquire, own, mortgage, sell, manufacture, assign and transfer or otherwise dispose of, invest, trade, deal in and with real and personal property, of every kind, class, and description.

     Section 3. To issue promissory notes, bonds, debentures, and other evidences of indebtedness in the furtherance of any of the stated purposes of the corporation.

     Section 4. To enter into or execute contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations, (private, public or municipal), political subdivisions of the United States or with the Government of the United States.

     Section 5. To acquire and develop any interest in patents, trademarks and copyrights connected with the business of the corporation.

     Section 6. To borrow money, without limitation, and give a lien on any of its property as security for any borrowing.

     Section 7. To acquire by purchase, exchange or otherwise, all or any part of, or any interest in, the properties, assets, business and good will of anyone or more persons, firms associations, or

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corporations either within or out of the State of Nevada heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Nevada; pay for the same in cash,
property  or  the  corporation's  own  or  other  securities;   hold,   operate,
reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, assume or guaranty performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquires.

     Section 8. To purchase, receive, take, acquire or otherwise acquire, own and hold, sell, lend, exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel, and otherwise deal in and with the corporation's shares and its other securities from time to time to the extent, in the manner and upon terms determined by the Board of Directors; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital stock when its capital is impaired or when the purchase would cause any impairment of the corporation's capital, except to the extent permitted by law.

     Section 9. To  reorganize,  as an  incorporator,  or cause to be  organized under the laws of any State of the United States of America, or of any commonwealth, territory, agency or instrumentality of the United States of America, or of any foreign country, a corporation or corporations for the purpose of conduction and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

     Section 10. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conductive to or expedient for the protection or benefit of the corporation.

                                   Article IV
                                 Capitalization

     Section 1. The authorized capital of this corporation shall consist of the following stock:

               a. Seven hundred fifty million common shares, par value $.00l. Each common share shall have equal rights as to voting and in the event of dissolution and liquidation. There shall be no cumulative voting by shareholders.

     Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

     Section 3. The common and preferred stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

                                    Article V
                                Principal Office

     The address of the registered office of the corporation is 3340 Topaz #210, Las Vegas, Nevada 89121 and the registered agent at that address is International Venture Capital & Advisory Inc. The corporation may maintain such other offices, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require. International Venture Capital & Advisory Inc. accepts being the resident agent.

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                                          /s/ Nathan W. Drage
                                   ----------------------------------------
                                   International Venture Capital & Advisory Inc.


                                   Article VI
                                    Directors

     The corporation shall be governed by a Board of Directors. There shall be one (1) or more directors as to serve, from time to time, as elected by the Shareholders, or by the Board of Directors in case of a vacancy. The original Board of Directors shall be comprised of one (1) person and the name and the address of the person who is to serve as the director until the first annual meeting of Shareholders and until successors are elected and shall is:

                  Robert Kropf
                  6975 South Union Park Center, Suite 600
                  Salt Lake City, Utah 84047

                                   Article VII
                                 Indemnification

     As the Board of Directors may from time to time provide in the By-Laws or by resolutions, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the state of Nevada.

                                  Article VIII
                                  Incorporator

     The name and address of the incorporation is:

                  Robert Kropf
                  6975 South Union Park Center, Suite 600
                  Salt Lake City, Utah 84047

     Dated this 30 day of April 1999.


                                             /s/ Robert Kropf
                                       -----------------------------------
                                       Robert Kropf

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                               NOTARY CERTIFICATE

State of Utah                                )
                                             ) ss.
County of Salt Lake                          )

         On the 30 day of April 1999, personally appeared before me, a Notary Public, who acknowledged that Robert Kropf executed the foregoing Articles of Incorporation of Pierce International Discovery, Inc.


                                              /s/ Jennifer L.Clark
                                       -----------------------------------------
                                        Notary Public
                                        Jennifer L. Clark


My commission Expires: July 1, 2002

Residing in: Salt Lake County, Utah